PHELPS DODGE CORPORATION AND SUBSIDIARIES
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                                   Exhibit 12

               COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
                        (Unaudited; dollars in millions)

                                                       June 30,      December 31,
                                                         1999            1998
                                                       --------        --------
Short-term debt ................................       $  214.1      $    116.1
Current portion of long-term debt ..............           61.9            68.5
Long-term debt .................................          801.7           836.4
                                                       --------        --------

    Total debt .................................        1,077.7         1,021.0
Minority interests in subsidiaries .............           86.2            93.3
Common shareholders' equity ....................        2,373.4         2,587.4
                                                       --------        --------

    Total capitalization .......................       $3,537.3        $3,701.7
                                                       ========        ========


Ratio of total debt to total capitalization ....           30.5%           27.6%
                                                       ========        ========
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